Memorandum of Understanding
Southern Iowa BioEnergy, LLC and SAFER Energy, LLC

Southern Iowa BioEnergy, LLC ("SIBE") and SAFER Energy, LLC ("SAFER") set forth in this Memorandum of Understanding (the “MOU”) and in the “Proposal For: Southern Iowa Bio-Energy, LLC attached hereto as EXHIBIT A, and by this reference incorporated herein (the “Proposal”), dated as of this 6th day of November, 2007, an outline of the material terms of the purchase by SIBE of a 40 million gallon biodiesel production plant from SAFER, subject to good faith negotiations towards definitive documentation (the "Definitive Agreement") and as otherwise stated in this MOU. All dollar amounts are in US currency.

1)  Product and Services: SAFER will design, manufacture and install a Biodiesel processing plant with a rated capacity of 40 million gallons per year (the "Plant") for the gross purchase price of $27.5 million payable as follows: $16.5 million in cash and $11 million of Equity ("Shares"), payable as set forth herein. The Plant shall be capable of producing biodiesel to ASTM 6751 and EN 14214 standards and shall be installed at the Osceola site in Clarke County, Iowa.

2)  Design Phase. Upon the payment to SAFER by SIBE of $1.65 million in cash, and the issuance of $1.1 million of Shares to SAFER to be held in escrow and disbursed as provided in Section 11 of this MOU (the "Design Deposit"), SAFER shall begin the design and engineering of the Plant (the "Design Services") and shall coordinate with the contractor chosen by SIBE for site design and facilities design. If; during the Design Phase, SIBE determines it is unable to go forward, it shall notify SAFER in writing, which may be by facsimile or other electronic means, to stop work. If so notified, SAFER shall stop work and refund to SIBE any portion of the Design Deposit not used by SAFER for costs incurred by SAFER for such Design Services.

3)  Manufacturing Phase. Upon the payment to SAFER by SIBE of $3.3 million in cash, and the issuance of $2.2 million of Shares to SAFER, with such Shares to be held in escrow and disbursed as provided in Section 11 of this MOU (the "Manufacturing Deposit"), SAFER shall begin the manufacturing of the Plant and the equipment to be installed in the Plant (the "Equipment") (collectively, the "Manufacturing Services"). Thereafter, beginning four (4) weeks after the payment of the Manufacturing Deposit, SIBE shall make further payments to SAFER totaling $4.95 million and $3.3 million of Shares in six equal installments of $825 thousand in cash and $550 thousand of Shares each payable every four (4) weeks (collectively, with the Manufacturing Deposit, the "Manufacturing Payment"), with such Shares to be held in escrow and disbursed as provided in Section 11 of this MOU. Alternatively, If SIBE chooses the Letter of Credit method of payment to sub contractors then SIBE shall make one payment of $8.25 million in cash and issue $5.5 million of Shares to SAFER (with such Shares to be held in escrow and disbursed as provided in Section 11 of this MOU) at the time of the Manufacturing Deposit.

4)  Completion Phase. SIBE shall make payments to SAFER during the Completion Phase contingent upon the occurrence of certain events for which SAFER is responsible, as more fully set forth in the Definitive Agreement. Upon delivery of the manuals to SIBE by SAFER, SIBE shall pay $825,000 in cash and issue $550,000 of Shares to SAFER, with such Shares to be held in escrow and disbursed as provided in Section 11 of this MOU. Upon verification by SAFER to SIBE that the Equipment has been shipped, SIBE shall pay to SAFER $1.65 million in cash and issue $1.1 million of Shares to SAFER, with such Shares to be held in escrow and disbursed as provided in Section 11 of this MOU. Upon delivery of the Equipment to the Building Site, SIBE shall pay to SAFER $1.65 million in cash and issue $1.1 million of Shares to SAFER, with such Shares to be held in escrow and disbursed as provided in Section 11 of this MOU. Subject to reductions negotiated by the parties and included in the Definitive Agreement, upon verification of output and production of the Equipment (the "Commissioning"), SIBE shall pay to SAFER $1.65 million in cash and issue $1.1 million of Shares to SAFER, ("Commissioning Payment") with such Shares to be held in escrow and disbursed as provided in Section 11 of this MOU.

5)  Retainage. At the conclusion of 12 months from the completion of the Completion Phase and contingent upon final acceptance of the Plant by SIBE, SIBE shall pay to SAFER $825,000 less any costs incurred by SIBE related to repair or adjustment to the Plant necessary to cause the Plant to perform to the certain engineering specifications and not previously reimbursed to SIBE by SAFER, and issue the remaining $550,000 Shares to SAFER.

6)  Risk of Loss. SAFER shall be responsible for any and all risks of loss of the Plant through and including the completion of the Completion Phase. SIBE shall secure Builders Risk & Hot testing insurance, acceptable to SAFER.

7)  Governing Law and Dispute Resolution. This MOU and the Definitive Agreement shall be governed by the laws of the State of Kansas without consideration of its conflicts of laws and SAFER and the parties shall use best efforts to negotiate in good faith resolution of any disputes between them.

8)  Contingencies. SAFER understands and agrees that SIBE’s obligations as set forth in this MOU are contingent upon execution of a Definitive Agreement and upon SIBE securing financing, on terms and conditions acceptable to SIBE, to perform under this MOU or any subsequent Definitive Agreement, and that any such financing may include provisions and requirements to be included in any Definitive Agreement. Under no circumstances is SIBE obligated to perform under this MOU, other than working towards negotiating the Definitive Agreement, unless and until such financing is secured and, further, SIBE’s payment of the Initial Deposit shall not obligate SIBE to make any further payments to SAFER.

9)        Title. SIBE shall not have title to any engineering designs, drawings, and other work completed by SAFER encompassed in the Design Phase until such time as all payments have been made to SAFER by SIBE. Title to the Plant shall transfer to SIBE upon the completion of the Completion Phase.

10)  Payment. SIBE shall pay SAFER the sum of $100,000.00 in cash on execution of this MOU. $50,000 of this amount will be fully refundable to SIBE should for any reason the two parties not be able to execute the Definitive Agreement. The remaining $50,000 will be fully refundable to SIBE in the event SAFER fails to proceed in good faith toward the execution of the Definitive Agreement.

11)   Escrow for Shares. All Shares to be issued by SIBE to SAFER pursuant to this MOU shall be issued in SAFER’s name at the time and upon the conditions set forth herein, but shall be held in escrow until the final payment is due to SAFER as described in Section 5 of this MOU, and as more specifically set forth in the Definitive Agreement. Such Shares shall be held in escrow pursuant to a written escrow agreement to be executed by the parties simultaneous with the execution of the Definitive Agreement. During the term of such escrow, SAFER shall not enjoy any rights or benefits of ownership.

12)   Additional Terms. The Definitive Agreement shall contain additional representations, warranties, covenants, conditions, indemnities and other terms as are customary for agreements and transactions of the scope and nature described herein.

[Signatures on following page]

SAFER Energy, LLC	Southern Iowa BioEnergy, LLC

/s/ Robert Carneu	/s/ William T. Higdon

Robert Carneu	William T. Higdon
Printed Name	Printed Name

Title:	Chief Executive Officer	Title:	Chair and CEO

Date signed:	6 November 2007	Date signed:	11-6-07

EXHIBIT A

[attach Safer Proposal]